Exhibit 99.1

FERRELLGAS PARTNERS TO ACQUIRE BRIDGER LOGISTICS; ANNOUNCES DISTRIBUTION INCREASE

OVERLAND PARK, Kansas — June 1, 2015 — Ferrellgas Partners, L.P. (NYSE:FGP) today announced that it has entered into a definitive purchase and sale agreement to acquire Dallas-based Bridger Logistics, LLC, a provider of integrated crude oil midstream services, for a purchase price of approximately $837.5 million, subject to certain closing adjustments. In conjunction with this transaction, Ferrellgas also announced that its Board of Directors has approved a $0.0125 increase in its quarterly distribution rate to $0.5125 per FGP common unit ($2.05 on an annualized basis), effective following the closing of the transaction.

Founded in 2010, Bridger owns and operates assets across the midstream value chain and can provide end-to-end crude oil logistics, including trucking, terminaling, pipeline, rail, and maritime, from the wellhead to end markets across North America. Bridger has operations in 14 states and virtually all major U.S. crude oil production regions, including the Permian, Bakken, Rockies, Niobrara, Mid-Continent, Gulf Coast, and Eagle Ford.

The move positions Ferrellgas to significantly expand its midstream platform and is expected to be immediately accretive to Ferrellgas and supportive of future distribution growth. The company, which is the nation’s second largest propane retailer and the nation’s largest provider of propane by portable tank exchange, established a midstream division on May 1, 2014, when it acquired Sable Environmental, LLC.

“We are extremely pleased to welcome Bridger into the Ferrellgas family,” Stephen L. Wambold, Chief Executive Officer and President of Ferrellgas, said. “It is a remarkable

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organization with a proven record of developing robust midstream assets and executing long-term growth initiatives. We’ll benefit greatly from their collective experience and deep customer relationships as we continue to pursue midstream-focused growth opportunities.”

Bridger, which was named Inc. Magazine’s “Fastest Growing Energy Company” in 2013, will continue to operate as an independent entity inside of Ferrellgas.

Julio Rios, President and Chief Executive Officer of Bridger, will continue to oversee its operations and will report directly to Mr. Wambold. “Today marks another exciting step in Bridger’s history,” said Rios. “We believe in Ferrellgas’ long-term strategic vision, and its collective resources create an opportunity for us to expand Bridger’s existing midstream footprint and continue to provide an unmatched level of service to our customers.”

With the addition of Bridger, Ferrellgas now offers a comprehensive portfolio of crude-focused midstream assets, diversifying its existing asset base and creating a platform from which to execute its long-term midstream growth initiatives.

“This is a landmark transaction for Ferrellgas and represents a key milestone in our diversification efforts,” said Todd Soiefer, Ferrellgas’ Senior Vice President of Strategic Development. “Bridger’s established and growing footprint of crude logistics assets allows us to strategically diversify our existing business and add significant scale to our growing midstream platform.”

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Transaction Overview

The $837.5 million purchase price represents an approximately 8.4x multiple of estimated next twelve months Bridger EBITDA of $100 million. The consideration will consist of approximately $562.5 million of cash and 11.2 million Ferrellgas common units issued directly to the sellers. Bridger’s core executive management team will join Ferrellgas, ensuring a smooth transition and a continued focus on strategic execution. The transaction is expected to close by July 1, 2015 and is subject to customary closing conditions.

Simmons & Company International served as lead financial advisor to Ferrellgas, J.P. Morgan served as co-advisor and provided committed financing and Akin Gump Strauss Hauer & Feld served as Ferrellgas’ legal counsel in connection with the transaction. RBC Capital Markets served as special advisor to Ferrellgas’ Board of Directors.

Evercore acted as exclusive financial advisor to Bridger Logistics, while Latham & Watkins, LLP and Vinson & Elkins, LLP served as its legal counsel.

Investor Call

Please note that Ferrellgas will host a call for investors to discuss the details of the transaction at 11 a.m. EDT (10 a.m. CDT). Dial in information is as follows:

Participant Toll-Free Dial-In Number:	(800) 374-0690

Participant International Dial-In Number:	(253) 236-3482

Conference ID	58838962

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About Bridger

Founded in 2010, Bridger operates an integrated portfolio of crude-focused midstream assets that generate fee-based income by providing crude oil transportation and logistics services on behalf of oil and gas producers, marketers and end-users of crude oil. Bridger’s integrated portfolio of midstream assets consists of truck, pipeline terminal, pipeline, rail and maritime assets. Bridger’s cash flow is expected to be predominantly generated from fee-based commercial agreements, with approximately 60% of estimated EBITDA supported by long-term take-or-pay contracts.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, or 27.5% of the outstanding units, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 29, 2014.  Investors can request a hard copy of this filling free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of

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Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2014 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jack Herrold, Investor Relations — jackherrold@ferrellgas.com or (913) 661-1851

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com or (913) 661-1833

Scott Brockelmeyer, Media Relations — scottbrockelmeyer@ferrelllgas.com or (913) 661-1830

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